EXHIBIT 99.1

PRESS RELEASE

Investor Relations:	Media:
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Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. REPORTS 2018 FOURTH QUARTER & FULL YEAR RESULTS;
FULL-YEAR 2018 REPORTED DILUTED EPS OF $5.08, UP BY 30.9% VS. $3.88 in 2017,
ADJUSTED DILUTED EPS OF $5.10, REFLECTING EX-CURRENCY GROWTH OF 10.4% VS. $4.72 IN 2017; PROVIDES 2019 EARNINGS PER SHARE FORECAST

2018 Full-Year

•	Reported diluted earnings per share of $5.08, up by $1.20 or 30.9% versus $3.88 in 2017

•	Excluding unfavorable currency of $0.11, reported diluted earnings per share up by $1.31 or 33.8% versus $3.88 in 2017 as detailed in the attached Schedule 2

•	Adjusted diluted earnings per share of $5.10, up by $0.38 or 8.1% versus $4.72 in 2017

•	Excluding unfavorable currency of $0.11, adjusted diluted earnings per share up by $0.49 or 10.4% versus $4.72 in 2017 as detailed in the attached Schedule 2

•	Cigarette and heated tobacco unit shipment volume of 781.7 billion units, down by 2.1%, or flat excluding the net impact of estimated distributor inventory movements, reflecting:

•	Cigarette shipment volume of 740.3 billion units, down by 21.6 billion units or 2.8%

•	Heated tobacco unit shipment volume of 41.4 billion units, up by 5.1 billion units or 14.2%

•	International market share, excluding China and the United States, increased by 0.5 points to 28.4%

•	Net revenues of $29.6 billion, up by 3.1%

•	Excluding unfavorable currency of $103 million, net revenues up by 3.4% as detailed in the attached
Schedule 4

•	Operating income of $11.4 billion, down by 1.8%

•	Excluding unfavorable currency of $214 million, operating income up by 0.1% as detailed in the attached Schedule 5

•	Adjusted operating income, reflecting the items detailed in the attached Schedule 6, of $11.4 billion, down by 1.8%

•	Excluding unfavorable currency of $214 million, adjusted operating income up by 0.1% as detailed in the attached Schedule 6

•	Operating cash flow of $9.5 billion

•	Capital expenditures of $1.4 billion

•	Regular quarterly dividend increase of 6.5% to an annualized rate of $4.56 per common share

2018 Fourth-Quarter

•	Reported diluted earnings per share of $1.23, up by $0.79 or +100% versus $0.44 in 2017

•	Excluding unfavorable currency of $0.09, reported diluted earnings per share up by $0.88 or +100% versus $0.44 in 2017 as detailed in the attached Schedule 2

•	Adjusted diluted earnings per share of $1.25, down by $0.07 or 5.3% versus $1.32 in 2017

•	Excluding unfavorable currency of $0.09, adjusted diluted earnings per share up by $0.02 or 1.5% versus $1.32 in 2017 as detailed in the attached Schedule 2

•	Cigarette and heated tobacco unit shipment volume of 202.4 billion units, down by 4.6%, or down by 0.9% excluding the net impact of estimated distributor inventory movements, reflecting:

•	Cigarette shipment volume of 190.2 billion units, down by 6.1 billion units or 3.1%

•	Heated tobacco unit shipment volume of 12.2 billion units, down by 3.5 billion units or 22.6%

•	Net revenues of $7.5 billion, down by 9.6%

•	Excluding unfavorable currency of $454 million, net revenues down by 4.1% as detailed in the attached
Schedule 3

•	Operating income of $2.7 billion, down by 19.1%

•	Excluding unfavorable currency of $210 million, operating income down by 12.8% as detailed in the attached Schedule 5

•	Adjusted operating income, reflecting the items detailed in the attached Schedule 6, of $2.7 billion, down by 19.1%

•	Excluding unfavorable currency of $210 million, adjusted operating income down by 12.8% as detailed in the attached Schedule 6

2019 Full-Year Forecast
Methodology Change
Since becoming a public company in 2008, PMI has expressed its annual reported diluted earnings per share forecast and the related adjusted diluted EPS growth rate as a range.  As PMI has previously communicated, its reduced-risk product category performance is expected to play an increasingly important role in the company's future results. However, its growth trajectory is inherently more difficult to predict with the same level of accuracy compared to the performance of its cigarette category. Specifically, the company anticipates periods of accelerated growth and periods of slower growth for reduced-risk products, the timing and drivers of which may be more difficult to predict compared to those for cigarettes. Therefore, the company believes it is more prudent to now forecast its annual reported diluted earnings per share, and the related currency-neutral adjusted diluted EPS growth rate, by reference to a minimum threshold of expected performance at the start of the year, and provide more details as the year unfolds.

2019 Full-Year Forecast
Reported diluted earnings per share forecast to be at least $5.37, at prevailing exchange rates, representing a projected increase of at least 5.7% versus reported diluted earnings per share of $5.08 in 2018.

•
Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.14 per share, this forecast represents a projected increase of at least 8.0% versus adjusted diluted earnings per share of $5.10 in 2018, as detailed in the attached Schedule 2.

2019 Full-Year Forecast Overview & Assumptions
This forecast assumes:

•
A total cigarette and heated tobacco unit shipment volume decline for PMI of approximately 1.5% to 2.0% versus an estimated total international industry volume decline, excluding China and the U.S., of approximately 2.5% to 3.0%; and

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•
Currency-neutral net revenue growth of at least 5.0%, which includes an adverse impact of approximately 0.6 points related to the move to highly inflationary accounting in Argentina resulting in the treatment of the U.S. dollar as the functional currency of the company’s Argentinian affiliates, described below.

This forecast further assumes:

•	An increase in full-year reported operating income margin of at least one percentage point, ex-currency, compared to 2018;

•	Operating cash flow of at least $10.0 billion, subject to year-end working capital requirements;

•	Capital expenditures of approximately $1.1 billion;

•	An effective tax rate of approximately 23%; and

•	No share repurchases.
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Cuts and Jobs Act, and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
PMI’s 2019-2021 Targets
The company has communicated the following key targets related to the three-year period 2019 to 2021:

•	Net revenue compound annual currency-neutral growth of at least 5%;

•	Adjusted diluted EPS compound annual currency-neutral growth of at least 8%; and

•	Heated tobacco unit volume of 90-100 billion units by 2021;

2018 FOURTH-QUARTER AND FULL-YEAR CONSOLIDATED RESULTS
NEW YORK, February 7, 2019 – Philip Morris International Inc. (NYSE: PM) today announced its 2018 fourth-quarter and full-year results.

"We closed out a challenging year with a robust financial and strategic performance across the business. Excluding inventory movements largely associated with heated tobacco unit volume in Japan, our total volume variance was flat -- our best annual performance since 2012 -- underpinned by a near doubling of global in-market sales of heated tobacco units. We grew our international market share by 0.5 points to reach 28.4%, and maintained a stable share of the cigarette category, highlighting our ability to successfully manage our transition to reduced-risk products," said André Calantzopoulos, Chief Executive Officer.

"Our total net revenues were driven by an exceptional cigarette pricing variance of 7.6% and a strong contribution of more than $4 billion from our smoke-free products, despite the impact of the inventory adjustments. Our operating income was essentially flat, excluding currency, primarily reflecting increased investment behind our reduced-risk product portfolio. Our robust, currency-neutral double-digit adjusted EPS performance was assisted by a lower effective tax rate and interest expense."

"Thanks to the tremendous efforts of our employees around the world, and significant investments in portfolio development and organizational capabilities, including a state-of-the-art digital infrastructure to fuel our expansion, we believe we have laid the foundation for an even better performance in 2019. The underlying strength of our combustible tobacco business remains intact and our reduced-risk products are the catalysts to accelerate our

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business growth and secure the long term future of our company and the sustainability of our earnings and dividend growth."

Conference Call
A conference call, hosted by André Calantzopoulos, Chief Executive Officer, and Martin King, Chief Financial Officer, will be webcast at 1:00 p.m., Eastern Time, on February 7, 2019. Access is at www.pmi.com/2018Q4earnings. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

Tax Items & Impact of U.S. Tax Reform
PMI completed its analysis of the Tax Cuts and Jobs Act during 2018 and adjusted the 2017 provisional estimates to the final amounts based on its 2017 U.S. federal income tax return as filed. Accordingly, in the fourth quarter 2018, PMI recorded in its income tax provision a charge of $31 million representing a current income tax charge of $185 million, primarily due to an increase in its aggregate foreign cash position used to determine its final 2017 transition tax liability, mostly offset by a deferred income tax benefit of $154 million primarily due to the recognition of deferred tax assets for net operating losses in the state of New York. Updates to the provisional estimates have been recorded in accordance with Staff Accounting Bulletin No. 118 ("SAB 118").
PMI's 2019 full-year diluted earnings per share forecast assumes a full-year effective tax rate of approximately 23%, reflecting the current analysis, interpretation and clarifications of the scope and impact of the Tax Cuts and Jobs Act (the “Act”).
The Act has significant complexity, and PMI's final full-year effective tax rate may differ from this assumption, due to, among other things, additional guidance that may be issued by the U.S. Treasury Department and the Internal Revenue Service, related interpretations and clarifications of tax law, in addition to repatriation cost differences and earnings mix by taxing jurisdiction.

U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy
Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI began to account for the operations of its Argentinian affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018. The move to highly inflationary accounting in Argentina reduced PMI's currency-neutral net revenue growth by approximately 0.6 points in 2018.

Dividends
During 2018, PMI increased its regular quarterly dividend by 6.5%, from $1.07 to $1.14, representing an annualized rate of $4.56 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by a compound annual growth rate of 9.5%, or by 147.8% from the initial annualized rate of $1.84 per common share.

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SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	Fourth-Quarter			Full-Year
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes
European Union	43,744	45,881	(4.7)%	179,622	187,293	(4.1)%
Eastern Europe	28,424	30,972	(8.2)%	108,718	119,398	(8.9)%
Middle East & Africa	35,774	35,360	1.2%	136,605	136,759	(0.1)%
South & Southeast Asia	47,623	46,945	1.4%	178,469	171,600	4.0%
East Asia & Australia	12,772	14,289	(10.6)%	56,163	62,653	(10.4)%
Latin America & Canada	21,909	22,922	(4.4)%	80,738	84,223	(4.1)%
Total PMI	190,246	196,369	(3.1)%	740,315	761,926	(2.8)%

Heated Tobacco Units
European Union	2,124	849	+100%	5,977	1,889	+100%
Eastern Europe	2,312	323	+100%	4,979	674	+100%
Middle East & Africa	571	497	14.9%	3,403	907	+100%
South & Southeast Asia	—	—	—%	—	—	—%
East Asia & Australia	7,111	14,032	(49.3)%	26,866	32,729	(17.9)%
Latin America & Canada	49	15	+100%	147	27	+100%
Total PMI	12,167	15,716	(22.6)%	41,372	36,226	14.2%

Cigarettes and Heated Tobacco Units
European Union	45,868	46,730	(1.8)%	185,599	189,182	(1.9)%
Eastern Europe	30,736	31,295	(1.8)%	113,697	120,072	(5.3)%
Middle East & Africa	36,345	35,857	1.4%	140,008	137,666	1.7%
South & Southeast Asia	47,623	46,945	1.4%	178,469	171,600	4.0%
East Asia & Australia	19,883	28,321	(29.8)%	83,029	95,382	(13.0)%
Latin America & Canada	21,958	22,937	(4.3)%	80,885	84,250	(4.0)%
Total PMI	202,413	212,085	(4.6)%	781,687	798,152	(2.1)%

Full-Year
Estimated international cigarette and heated tobacco unit volume, excluding China and the United States, of 2.8 trillion, decreased by 1.6%, mainly due to the EU, EE, EA&A and LA&C, partly offset by ME&A and S&SA, as described in the Regional sections below.
PMI's total shipment volume decreased by 2.1%, due to:

•	the EU, primarily reflecting lower cigarette shipment volume in France, Germany and Italy, partly offset by higher heated tobacco unit shipment volume across the Region, notably in Italy;

•	Eastern Europe, reflecting lower cigarette shipment volume, principally in Russia and Ukraine, partly offset by higher heated tobacco unit shipment volume across the Region, notably in Russia;

•
East Asia & Australia, reflecting lower cigarette shipment volume, principally in Japan and Korea; lower heated tobacco unit shipment volume in Japan, reflecting the net impact of estimated distributor inventory movements described in the East Asia & Australia Region section below; partly offset by higher heated tobacco unit shipment volume in Korea; and

•	Latin America & Canada, reflecting lower cigarette shipment volume, notably in Argentina and Colombia;

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partly offset by

•
Middle East & Africa, reflecting essentially flat cigarette shipment volume, with declines, notably in Saudi Arabia and the UAE, almost completely offset by higher cigarette shipment volume, notably in Turkey, as well as by higher heated tobacco unit shipment volume, mainly in PMI Duty Free; and

•	South & Southeast Asia, reflecting higher cigarette shipment volume, principally in Pakistan, the Philippines and Thailand.
Excluding the net impact of estimated distributor inventory movements of approximately 16.6 billion units, due primarily to heated tobacco unit inventories in Japan, reflecting unfavorable cigarette and heated tobacco unit inventory movements of approximately 0.4 billion and 16.2 billion units, respectively, PMI's total shipment volume was flat.

Fourth-Quarter
PMI's total shipment volume decreased by 4.6%, principally due to:

•	the EU, reflecting lower cigarette shipment volume, principally in France, Italy and Spain, partly offset by higher heated tobacco unit shipment volume across the Region;

•	Eastern Europe, reflecting lower cigarette shipment volume, principally in Russia and Ukraine, partly offset by higher heated tobacco unit shipment volume, mainly in Russia;

•
East Asia & Australia, reflecting lower cigarette shipment volume, notably in Japan and Korea; lower heated tobacco unit shipment volume in Japan, primarily reflecting the net impact of estimated distributor inventory movements described in the East Asia & Australia Region section below; partly offset by higher heated tobacco unit shipment volume in Korea; and

•	Latin America & Canada, reflecting lower cigarette shipment volume, principally in Argentina, Colombia and Venezuela, partly offset by Brazil;
partly offset by

•
Middle East & Africa, primarily reflecting higher cigarette shipment volume, principally the GCC, notably Saudi Arabia, North Africa, notably Egypt, as well as Turkey, partly offset by lower cigarette shipment volume in PMI Duty Free; and

•	South & South East Asia, reflecting higher cigarette shipment volume, principally in the Philippines and Thailand, partly offset by Pakistan.
Excluding the net impact of estimated distributor inventory movements of approximately 7.8 billion units, due primarily to heated tobacco unit inventories in Japan, reflecting unfavorable cigarette and heated tobacco unit inventory movements of approximately 1.1 billion and 6.7 billion units, respectively, PMI's total shipment volume decreased by 0.9%.

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PMI shipment volume by brand is shown in the table below.

PMI Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes
Marlboro	68,436	70,251	(2.6)%	264,423	270,366	(2.2)%
L&M	23,038	21,726	6.0%	89,789	90,817	(1.1)%
Chesterfield	14,831	14,764	0.5%	59,452	55,075	7.9%
Philip Morris	13,177	12,389	6.4%	49,864	48,522	2.8%
Sampoerna A	10,391	11,724	(11.4)%	39,522	42,736	(7.5)%
Parliament	10,656	12,243	(13.0)%	41,697	43,965	(5.2)%
Bond Street	8,212	9,312	(11.8)%	32,173	37,987	(15.3)%
Dji Sam Soe	8,044	7,065	13.9%	29,195	22,757	28.3%
Lark	5,417	5,904	(8.2)%	23,021	24,530	(6.2)%
Fortune	4,805	3,691	30.2%	16,596	13,451	23.4%
Others	23,239	27,300	(14.9)%	94,583	111,720	(15.3)%
Total Cigarettes	190,246	196,369	(3.1)%	740,315	761,926	(2.8)%
Heated Tobacco Units	12,167	15,716	(22.6)%	41,372	36,226	14.2%
Total PMI	202,413	212,085	(4.6)%	781,687	798,152	(2.1)%
Note: Sampoerna A includes Sampoerna; Philip Morris includes Philip Morris/Dubliss; and Lark includes Lark Harmony.
Full-Year
PMI's cigarette shipment volume decreased, partly reflecting the impact of out-switching to heated tobacco units largely from premium and mid-price cigarette brands. PMI's cigarette shipment volume of the following brands decreased:

•	Marlboro, mainly due to France, the GCC, notably Saudi Arabia and the UAE, Italy, Japan and Korea, partly offset by Indonesia, North Africa and Turkey;

•	L&M, mainly due to the GCC, notably Saudi Arabia, as well as North Africa, Russia and Turkey, partly offset by Kazakhstan, Serbia and Thailand;

•	Sampoerna A in Indonesia, mainly reflecting the impact of its retail price increasing past its round pack price point in the fourth quarter of 2017;

•	Parliament, mainly due to Korea and Russia, partly offset by Turkey;

•	Bond Street, mainly due to Kazakhstan, Russia and Ukraine;

•	Lark, mainly due to Japan, partly offset by Turkey; and

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"Others," mainly due to: mid-price brands, notably Sampoerna U in Indonesia, partly reflecting the impact of above-inflation retail price increases; the successful portfolio consolidation of local brands into international trademarks, notably in Brazil, Colombia, Mexico and Russia; low-price Jackpot in the Philippines, reflecting up-trading as a result of narrowed price gaps; partly offset by low-price Hope in the Philippines and Morven in Pakistan.

PMI's cigarette shipment volume of the following brands increased:

•	Chesterfield, mainly driven by Argentina, Brazil, Colombia, the GCC, notably Saudi Arabia, Mexico and Turkey, partly offset by Portugal, Russia and Venezuela;

•	Philip Morris, mainly driven by Russia, partly offset by Argentina, Italy and the Philippines;

•	Dji Sam Soe in Indonesia, notably reflecting the continued strong performance of its Magnum Mild 16s variant launched in the second quarter of 2017; and

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•	Fortune in the Philippines, reflecting the favorable impact of its narrowed retail price gap to competitors' products.

PMI's heated tobacco unit shipment volume increased, reflecting favorable heated tobacco unit volume across the EU, notably Italy, as well as Korea, PMI Duty Free and Russia, partly offset by unfavorable heated tobacco unit volume in Japan, reflecting the net impact of estimated distributor inventory movements.

Fourth-Quarter
PMI's cigarette shipment volume decreased, partly reflecting the impact of out-switching to heated tobacco units largely from premium and mid-price cigarette brands. PMI's cigarette shipment volume of the following brands decreased:

•	Marlboro, mainly due to Italy, Japan and PMI Duty Free, partly offset by the GCC, notably Saudi Arabia, as well as Indonesia, North Africa and Turkey;

•	Sampoerna A in Indonesia, mainly reflecting the impact of its retail price increasing past its round pack price point in the fourth quarter of 2017;

•	Parliament, mainly due to Russia, partly offset by Turkey;

•	Bond Street, mainly due to Kazakhstan, Russia and Ukraine;

•	Lark, mainly due to Japan and Turkey; and

•
"Others," mainly due to: mid-price brands, notably Sampoerna U in Indonesia, partly reflecting the impact of above-inflation retail price increases; the successful portfolio consolidation of local brands into international trademarks, notably in Mexico and Russia; and low-price Jackpot in the Philippines, reflecting up-trading as a result of narrowed price gaps, partly offset by low-price Hope in the Philippines.

PMI's cigarette shipment volume of the following brands increased:

•	L&M, mainly driven by the GCC, notably Saudi Arabia, as well as Thailand, partly offset by Russia and Turkey;

•	Chesterfield, mainly driven by Brazil, Mexico and Turkey, partly offset by the GCC, notably Saudi Arabia, as well as Venezuela;

•	Philip Morris, mainly driven by Russia, partly offset by Argentina and the Philippines;

•	Dji Sam Soe in Indonesia, notably reflecting the continued strong performance of its Magnum Mild 16s variant; and

•	Fortune in the Philippines, reflecting the favorable impact of its narrowed retail price gap to competitors' products.

PMI's heated tobacco unit shipment volume decreased, due to unfavorable heated tobacco unit volume in Japan, reflecting the net impact of estimated distributor inventory movements, partly offset by favorable heated tobacco unit volume across the EU, as well as Korea and Russia.

Full-Year International Share of Market (excluding China and the United States)
PMI's 2018 total international market share, defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, increased by 0.5 points to 28.4%, reflecting:

•	Total international cigarette market share of 26.8%, down by 0.3 points; and

•	Total international heated tobacco unit market share of 1.6%, up by 0.8 points.
PMI's total international cigarette market share, defined as PMI's cigarette sales volume as a percentage of total industry cigarette sales volume, was flat at 27.4%.

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In 2018, PMI owned six of the world's top 15 international cigarette brands, with international cigarette market shares as follows: Marlboro, 9.7%; L&M, 3.3%; Chesterfield, 2.2%; Philip Morris, 1.8%; Parliament, 1.6%; and Bond Street, 1.2%.
FINANCIAL SUMMARY
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 29,625	$ 28,748	3.1%	3.4%	877	(103)	1,488	(724)	216
Cost of Sales	(10,758)	(10,432)	(3.1)%	(2.3)%	(326)	(83)	—	(180)	(63)
Marketing, Administration and Research Costs	(7,408)	(6,647)	(11.4)%	(11.0)%	(761)	(29)	—	—	(732)
Amortization of Intangibles	(82)	(88)	6.8%	5.7%	6	1	—	—	5
Operating Income	$ 11,377	$ 11,581	(1.8)%	0.1%	(204)	(214)	1,488	(904)	(574)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 11,377	$ 11,581	(1.8)%	0.1%	(204)	(214)	1,488	(904)	(574)

Adjusted Operating Income Margin	38.4%	40.3%	(1.9)pp	(1.3)pp
“Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.  This immaterial presentational change, made in conjunction with the new revenue recognition standard, is prospective only.
Net revenues, excluding unfavorable currency, increased by 3.4%, reflecting: a favorable pricing variance, notably in Argentina, Australia, Canada, Egypt, Germany, Indonesia, Italy, Japan, Mexico, the Philippines, Russia, Turkey, and Ukraine, partly offset by France, Korea, Saudi Arabia and Thailand; as well as a favorable "cost/other" variance as described above.
These favorable variances were partly offset by unfavorable volume/mix, primarily reflecting unfavorable cigarette volume/mix, notably in Australia, the GCC, notably Saudi Arabia and the UAE, Indonesia, Italy, Japan and Russia, partly offset by Pakistan, Thailand and Turkey. The unfavorable cigarette volume/mix was partly offset by favorable heated tobacco unit volume in the EU, notably the Czech Republic, Germany and Italy, as well as Korea, PMI Duty Free and Russia, partly offset by unfavorable heated tobacco unit volume in Japan, reflecting the net impact of estimated distributor inventory movements.
Operating income, excluding unfavorable currency, was essentially flat, reflecting: a favorable pricing variance; partly offset by unfavorable volume/mix, due mainly to lower volume in Japan and Saudi Arabia and lower mix in Indonesia and Russia, partly offset by higher volume in the EU, driven by heated tobacco units, as well as Korea, PMI Duty Free, Thailand and Turkey. The favorable pricing variance was also partly offset by higher marketing, administration and research costs, primarily related to increased investment behind reduced-risk products across all Regions, predominantly the EU and EA&A.
Adjusted operating income margin, excluding currency, decreased by 1.3 points to 39.0%, reflecting the factors mentioned above, as detailed in the attached Schedule 7.

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Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,499	$ 8,294	(9.6)%	(4.1)%	(795)	(454)	323	(718)	54
Cost of Sales	(2,781)	(3,001)	7.3%	3.3%	220	122	—	160	(62)
Marketing, Administration and Research Costs	(1,997)	(1,930)	(3.5)%	(9.7)%	(67)	121	—	—	(188)
Amortization of Intangibles	(19)	(23)	17.4%	13.0%	4	1	—	—	3
Operating Income	$ 2,702	$ 3,340	(19.1)%	(12.8)%	(638)	(210)	323	(558)	(193)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 2,702	$ 3,340	(19.1)%	(12.8)%	(638)	(210)	323	(558)	(193)

Adjusted Operating Income Margin	36.0%	40.3%	(4.3)pp	(3.7)pp
“Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.  This immaterial presentational change, made in conjunction with the new revenue recognition standard, is prospective only.
Net revenues, excluding unfavorable currency, decreased by 4.1%, reflecting unfavorable volume/mix, due substantially to unfavorable heated tobacco unit volume in Japan, reflecting the net impact of estimated distributor inventory movements, partly offset by favorable heated tobacco unit volume across the EU, notably the Czech Republic, Germany and Italy, as well as Korea and Russia.
The unfavorable volume/mix was partly offset by a favorable pricing variance, notably in Australia, Canada, Egypt, Germany, Indonesia, Italy, Japan, Mexico, the Philippines, Russia, Turkey, and Ukraine, partly offset by Argentina, France, Korea and Saudi Arabia; as well as a favorable "cost/other" variance as described above.
Operating income, excluding unfavorable currency, decreased by 12.8%, reflecting: an unfavorable volume/mix due mainly to EA&A, principally heated tobacco unit volume in Japan, partly offset by the EU; and higher costs, notably higher manufacturing and marketing, administration and research costs, primarily related to increased investment behind reduced-risk products across all Regions. These unfavorable variances were partly offset by a favorable pricing variance.
Adjusted operating income margin, excluding currency, decreased by 3.7 points to 36.6%, reflecting the factors mentioned above, as detailed in the attached Schedule 7.

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NET REVENUES BY PRODUCT CATEGORY

PMI Net Revenues	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2018	2017	Change	Curr.	2018	2017	Change	Curr.
Combustible Products
European Union	$ 2,051	$ 2,140	(4.1)%	(1.5)%	$ 8,433	$ 8,048	4.8%	(0.9)%
Eastern Europe	671	756	(11.3)%	(1.5)%	2,597	2,657	(2.2)%	1.4%
Middle East & Africa	919	923	(0.4)%	11.5%	3,732	3,893	(4.1)%	0.9%
South & Southeast Asia	1,222	1,211	0.9%	10.3%	4,656	4,417	5.4%	10.9%
East Asia & Australia	726	793	(8.4)%	(6.9)%	3,074	3,156	(2.6)%	(3.5)%
Latin America & Canada	783	828	(5.4)%	(0.9)%	3,037	2,937	3.4%	6.8%
Total PMI	$ 6,373	$ 6,651	(4.2)%	1.9%	$ 25,529	$ 25,107	1.7%	2.3%

RRPs
European Union	$ 289	$ 124	+100%	+100%	$ 865	$ 269	+100%	+100%
Eastern Europe	145	36	+100%	+100%	324	55	+100%	+100%
Middle East & Africa	69	49	40.2%	40.8%	382	94	+100%	+100%
South & Southeast Asia	—	—	—%	—%	—	—	—%	—%
East Asia & Australia	619	1,432	(56.8)%	(55.0)%	2,506	3,218	(22.1)%	(23.1)%
Latin America & Canada	5	3	74.1%	82.0%	19	4	+100%	+100%
Total PMI	$ 1,126	$ 1,643	(31.5)%	(28.4)%	$ 4,096	$ 3,640	12.5%	11.1%

Combustible Products and RRPs
European Union	$ 2,340	$ 2,264	3.4%	6.2%	$ 9,298	$ 8,318	11.8%	5.9%
Eastern Europe	816	793	2.9%	14.5%	2,921	2,711	7.7%	12.1%
Middle East & Africa	988	971	1.8%	13.1%	4,114	3,988	3.2%	8.0%
South & Southeast Asia	1,222	1,211	0.9%	10.3%	4,656	4,417	5.4%	10.9%
East Asia & Australia	1,345	2,224	(39.5)%	(37.9)%	5,580	6,373	(12.4)%	(13.4)%
Latin America & Canada	788	831	(5.2)%	(0.7)%	3,056	2,941	3.9%	7.3%
Total PMI	$ 7,499	$ 8,294	(9.6)%	(4.1)%	$ 29,625	$ 28,748	3.1%	3.4%
Note: Sum of product categories or Regions might not foot to total PMI due to rounding.

EUROPEAN UNION REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,298	$ 8,318	11.8%	5.9%	980	489	248	243	—

Operating Income	$ 4,105	$ 3,691	11.2%	2.9%	414	308	248	116	(258)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 4,105	$ 3,691	11.2%	2.9%	414	308	248	116	(258)

Adjusted Operating Income Margin	44.1%	44.4%	(0.3)pp	(1.3)pp

- -11 -

Net revenues, excluding favorable currency, increased by 5.9%, reflecting a favorable pricing variance, driven notably by Germany and Italy, partly offset by France, and favorable volume/mix, driven predominantly by heated tobacco unit volume, notably in the Czech Republic, Germany and Italy, partly offset by unfavorable cigarette volume in France, Germany and Italy.
Operating income, excluding favorable currency, increased by 2.9%, reflecting: a favorable pricing variance; favorable volume/mix, notably in Bulgaria, the Czech Republic and Poland, partly offset by France, Norway and the United Kingdom; partly offset by higher manufacturing costs and marketing, administration and research costs, primarily related to investments behind reduced-risk products across the Region.
Adjusted operating income margin, excluding currency, decreased by 1.3 points to 43.1%, reflecting the factors mentioned above, as detailed on Schedule 7.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,340	$ 2,264	3.4%	6.2%	76	(64)	54	86	—

Operating Income	$ 1,009	$ 974	3.6%	2.6%	35	10	54	54	(83)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,009	$ 974	3.6%	2.6%	35	10	54	54	(83)

Adjusted Operating Income Margin	43.1%	43.0%	0.1pp	(1.4)pp
Net revenues, excluding unfavorable currency, increased by 6.2%, reflecting: a favorable pricing variance, driven principally by Germany and Italy, partly offset by France; and favorable volume/mix, primarily reflecting favorable volume, mainly driven by heated tobacco unit volume.
Operating income, excluding favorable currency, increased by 2.6%, mainly reflecting: a favorable pricing variance and favorable volume/mix, notably in Bulgaria, the Czech Republic and Sweden, partly offset by Norway and the United Kingdom; partially offset by higher manufacturing costs and marketing, administration and research costs, primarily related to investments behind reduced-risk products.
Adjusted operating income margin, excluding currency, decreased by 1.4 points to 41.6%, reflecting the factors mentioned above, as detailed on Schedule 7.

- -12 -

Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	Fourth-Quarter			Full-Year
			Change			Change
	2018	2017	% / pp	2018	2017	% / pp
Total Market (billion units)	118.9	119.7	(0.7)%	484.3	492.4	(1.7)%

PMI Shipment Volume (million units)
Cigarettes	43,744	45,881	(4.7)%	179,622	187,293	(4.1)%
Heated Tobacco Units	2,124	849	+100.0%	5,977	1,889	+100.0%
Total EU	45,868	46,730	(1.8)%	185,599	189,182	(1.9)%

PMI Market Share
Marlboro	18.7%	19.2%	(0.5)	18.5%	18.8%	(0.3)
L&M	6.8%	6.9%	(0.1)	6.9%	6.9%	—
Chesterfield	5.8%	5.9%	(0.1)	5.9%	6.0%	(0.1)
Philip Morris	2.8%	3.0%	(0.2)	2.9%	3.1%	(0.2)
HEETS	1.7%	0.6%	1.1	1.2%	0.3%	0.9
Others	3.2%	3.2%	—	3.1%	3.2%	(0.1)
Total EU	39.0%	38.8%	0.2	38.5%	38.3%	0.2
Full-Year
The estimated total market in the EU decreased by 1.7% to 484.3 billion units, or by 1.5% excluding the net impact of estimated trade inventory movements, notably due to:

•	France, down by 9.2%, primarily reflecting the impact of significant excise tax-driven price increases and an increase in the prevalence of illicit trade;

•	Germany, down by 2.2%, primarily reflecting the impact of price increases;

•	Italy, down by 1.3%, primarily reflecting the impact of price increases; and

•	the United Kingdom, down by 6.9%, primarily reflecting the impact of price increases;
partly offset by

•	Poland, up by 3.7%, primarily driven by a decrease in the prevalence of illicit trade.
PMI's total shipment volume decreased by 1.9% to 185.6 billion units, or by 1.0% excluding the net impact of estimated distributor inventory movements, notably due to:

•
France, down by 6.4%, or by 5.0% excluding the net impact of estimated distributor inventory movements, primarily due to a lower total market, partly offset by higher market share, notably of Marlboro and Philip Morris;

•	Germany, down by 1.8%, primarily due to the lower total market, partly offset by higher market share; and

•	Italy, down by 4.1%, or by 1.9% excluding the net impact of estimated distributor inventory movements, primarily due to the lower total market and lower cigarette market share.
PMI's Regional market share increased by 0.2 points to 38.5%, with gains in Belgium, Bulgaria, the Canary Islands, Croatia, Denmark, France, Germany, Greece, Hungary, Latvia, Lithuania, Luxembourg, Portugal, Romania, the Slovak Republic and Slovenia.

- -13 -

Fourth-Quarter
The estimated total market in the EU decreased by 0.7% to 118.9 billion units, or by 0.4% excluding the net impact of estimated trade inventory movements, mainly due to:

•	France, down by 6.3%, or by 8.1% excluding the impact of estimated trade inventory movements, mainly due to the same factors as for the full year; and

•	the United Kingdom, down by 10.3%, or by 8.6% excluding the impact of estimated trade inventory movements, due mainly to the same factor as for the full year;
partly offset by

•	Poland, up by 7.1%, or by 6.5% excluding the impact of estimated trade inventory movements, primarily reflecting the same factor as for the full year.
PMI's total shipment volume decreased by 1.8% to 45.9 billion units, notably due to:

•
France, Italy and Spain, down by 5.4%, 4.1% and 9.0%, respectively. Excluding the net impact of estimated distributor inventory movements primarily associated with the adjustment of inventories in 2018, PMI's total shipment volume in these markets was down by 2.0%, up by 0.1% and down by 0.1%, respectively;

partly offset by

•	Poland, up by 1.7%, primarily reflecting the higher total market, partly offset by lower market share.
PMI's Regional market share increased by 0.2 points to 39.0%, with gains in Bulgaria, the Canary Islands, Croatia, the Czech Republic, Estonia, France, Greece, Hungary, Ireland, Latvia, Lithuania, Luxembourg, Romania, the Slovak Republic, Slovenia and Sweden.

EASTERN EUROPE REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,921	$ 2,711	7.7%	12.1%	210	(118)	286	42	—

Operating Income	$ 902	$ 887	1.7%	13.1%	15	(101)	286	(92)	(78)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 902	$ 887	1.7%	13.1%	15	(101)	286	(92)	(78)

Adjusted Operating Income Margin	30.9%	32.7%	(1.8)pp	0.3pp
Net revenues, excluding unfavorable currency, increased by 12.1%, reflecting a favorable pricing variance, mainly driven by Russia and Ukraine, and favorable volume/mix, primarily driven by heated tobacco unit volume, notably in Russia, partly offset by unfavorable cigarette volume/mix, notably in Russia.
Operating income, excluding unfavorable currency, increased by 13.1%, mainly reflecting a favorable pricing variance, partly offset by: unfavorable volume/mix, predominantly due to unfavorable mix in Russia, and higher manufacturing and marketing, administration and research costs, notably reflecting increased investments behind reduced-risk products, primarily in Russia.

- -14 -

Adjusted operating income margin, excluding currency, increased by 0.3 points to 33.0%, reflecting the factors mentioned above, as detailed on Schedule 7.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 816	$ 793	2.9%	14.5%	23	(92)	43	72	—

Operating Income	$ 220	$ 260	(15.4)%	(3.1)%	(40)	(32)	43	6	(57)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 220	$ 260	(15.4)%	(3.1)%	(40)	(32)	43	6	(57)

Adjusted Operating Income Margin	27.0%	32.8%	(5.8)pp	(5.0)pp
Net revenues, excluding unfavorable currency, increased by 14.5%, reflecting a favorable pricing variance, mainly driven by Russia and Ukraine, and favorable volume/mix, primarily driven by heated tobacco unit volume in Russia reflecting accelerated shipments ahead of anticipated geographic expansion in 2019.
Operating income, excluding unfavorable currency, decreased by 3.1%, mainly due to higher manufacturing and marketing, administration and research costs, notably reflecting increased investments behind reduced-risk products, primarily in Russia, partly offset by a favorable pricing variance.
Adjusted operating income margin, excluding currency, decreased by 5.0 points to 27.8%, reflecting the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	28,424	30,972	(8.2)%	108,718	119,398	(8.9)%
Heated Tobacco Units	2,312	323	+100.0%	4,979	674	+100.0%
Total Eastern Europe	30,736	31,295	(1.8)%	113,697	120,072	(5.3)%
Full-Year
The estimated total market in Eastern Europe decreased by 7.1% to 416.7 billion units, notably due to:

•	Russia, down by 8.4%, primarily reflecting the timing and impact of excise tax-driven retail price increases, as well as an increase in the prevalence of illicit trade; and

•	Ukraine, down by 8.1%, primarily reflecting the timing and impact of excise tax-driven retail price increases and an increase in the prevalence of illicit trade.
PMI's Regional market share increased by 0.6 points to 27.3%.
PMI's total shipment volume decreased by 5.3% to 113.7 billion units, notably in:

•
Russia, down by 6.1%, due to the lower total market, partly offset by higher total market share driven by heated tobacco unit share, partially offset by lower cigarette market share, notably due to mid-price L&M and low-price Bond Street, reflecting the impact of down-trading to competitive products, partly offset by Philip Morris; and

- -15 -

•	Ukraine, down by 8.8%, mainly due to the lower total market, partly offset by higher total market share driven by heated tobacco unit volume.

Fourth-Quarter
The estimated total market in Eastern Europe decreased, notably due to:

•	Russia, down by 8.0%, primarily reflecting the same factors as for the full year; and

•	Ukraine, down by 8.7%, primarily reflecting the same factors as for the full year.
PMI's total shipment volume decreased by 1.8% to 30.7 billion units, primarily in:

•	Ukraine, down by 10.4%, mainly due to the lower total market, partly offset by higher total market share driven by heated tobacco unit volume;
partly offset by

•
Russia, up by 1.3%, or down by 1.4% excluding the net impact of estimated distributor inventory movements associated with heated tobacco unit inventories, mainly reflecting a lower total market, partly offset by higher market share.

MIDDLE EAST & AFRICA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,114	$ 3,988	3.2%	8.0%	126	(193)	19	84	216

Operating Income	$ 1,627	$ 1,884	(13.6)%	0.3%	(257)	(263)	19	13	(26)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,627	$ 1,884	(13.6)%	0.3%	(257)	(263)	19	13	(26)

Adjusted Operating Income Margin	39.5%	47.2%	(7.7)pp	(3.3)pp
“Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.  This immaterial presentational change, made in conjunction with the new revenue recognition standard, is prospective only.
Net revenues, excluding unfavorable currency, increased by 8.0%, reflecting: a favorable "cost/other" variance, as described above; a favorable pricing variance, driven notably by Egypt and Turkey, partly offset by Saudi Arabia; and favorable volume/mix, primarily driven by PMI Duty Free, reflecting higher heated tobacco unit volume, and Turkey, partly offset by the GCC, notably Saudi Arabia and the UAE, reflecting the impact of retail price increases following the introduction of excise tax in June and October 2017, respectively, and VAT in January 2018.
Operating income, excluding unfavorable currency, increased by 0.3%, mainly reflecting: a favorable pricing variance, and favorable volume/mix, primarily driven by PMI Duty Free and Turkey, partly offset by Saudi Arabia and the UAE. These favorable variances were partly offset by higher manufacturing costs predominantly related to reduced-risk products, partly offset by lower marketing, administration and research costs.
Adjusted operating income margin, excluding currency, decreased by 3.3 points to 43.9%, reflecting the factors mentioned above, as detailed on Schedule 7.

- -16 -

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 988	$ 971	1.8%	13.1%	17	(110)	51	22	54

Operating Income	$ 359	$ 421	(14.7)%	13.8%	(62)	(120)	51	4	3
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 359	$ 421	(14.7)%	13.8%	(62)	(120)	51	4	3

Adjusted Operating Income Margin	36.3%	43.4%	(7.1)pp	0.2pp
“Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.  This immaterial presentational change, made in conjunction with the new revenue recognition standard, is prospective only.
Net revenues, excluding unfavorable currency, increased by 13.1%, reflecting: a favorable "cost/other" variance, as described above, a favorable pricing variance, mainly driven by Egypt and Turkey, partly offset by Saudi Arabia; favorable volume/mix, principally driven by favorable volume in the GCC, notably Saudi Arabia, North Africa and Turkey, partly offset by PMI Duty Free, due largely to lower cigarette volume partly offset by higher heated tobacco unit volume.
Operating income, excluding unfavorable currency, increased by 13.8%, mainly reflecting a favorable pricing variance.
Adjusted operating income margin, excluding currency, increased by 0.2 points to 43.6%, reflecting the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	35,774	35,360	1.2%	136,605	136,759	(0.1)%
Heated Tobacco Units	571	497	14.9%	3,403	907	+100.0%
Total Middle East & Africa	36,345	35,857	1.4%	140,008	137,666	1.7%
Full-Year
The estimated total market in the Middle East & Africa increased by 0.4% to 590.1 billion units, notably driven by:

•	Turkey, up by 11.6%, primarily reflecting a reduction in the prevalence of illicit trade;
partly offset by

•	Algeria, down by 8.5%, or by 0.6% excluding the net impact of estimated trade inventory movements mainly associated with the timing of excise tax announcements in 2018 compared to 2017; and

•
The GCC, notably Saudi Arabia and the UAE, down by 21.1% and 23.9%, respectively, primarily reflecting the impact of price increases and the introduction of the new excise tax in 2017, and VAT in January 2018.

PMI's Regional market share increased by 0.3 points to 23.8%.

- -17 -

PMI's total shipment volume increased by 1.7% to 140.0 billion units, notably in:

•	Turkey, up by 10.8%, reflecting a higher total market, partly offset by lower market share; and

•	PMI Duty Free, up by 6.6%, reflecting higher heated tobacco shipment volume;
partly offset by

•	the GCC, notably Saudi Arabia and the UAE, down by 32.5% and 55.6%, respectively, reflecting the lower total market and market share due to the impact of excise tax and VAT-driven price increases.

Fourth-Quarter
The estimated total market in the Middle East & Africa increased, notably driven by:

•
Turkey, up by 6.4%, or by 13.2%, excluding the net impact of estimated trade inventory purchasing patterns associated with expectations regarding excise tax and pricing changes in 2018 compared to 2017, reflecting the same factor as for the full year;

partly offset by

•	Algeria, down by 16.2%, or by 2.5% excluding the net impact of estimated trade inventory movements associated with the timing of excise tax announcements in 2018 compared to 2017.
PMI's total shipment volume increased by 1.4% to 36.3 billion units, notably in:

•	Egypt, up by 8.6%, reflecting higher market share, driven by L&M;

•	the GCC, notably in Saudi Arabia, up by 24.6%, reflecting higher market share, partly offset by a lower total market; and

•	Turkey, up by 4.3%, reflecting a higher total market, partly offset by a lower market share;
partly offset by

•
PMI Duty Free, down by 18.3%, mainly reflecting the net impact of estimated distributor inventory movements of cigarettes and heated tobacco units. Excluding these inventory movements, PMI's total shipment volume was up by 1.1%.

- -18 -

SOUTH & SOUTHEAST ASIA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,656	$ 4,417	5.4%	10.9%	239	(244)	548	(65)	—

Operating Income	$ 1,747	$ 1,514	15.4%	23.6%	233	(124)	548	(126)	(65)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,747	$ 1,514	15.4%	23.6%	233	(124)	548	(126)	(65)

Adjusted Operating Income Margin	37.5%	34.3%	3.2pp	3.9pp
Net revenues, excluding unfavorable currency, increased by 10.9%, reflecting: a favorable pricing variance, driven principally by Indonesia and the Philippines, partly offset by Thailand; partly offset by unfavorable volume/mix, mainly due to unfavorable mix in Indonesia, partly offset by favorable volume in Pakistan, the Philippines and Thailand.
Operating income, excluding unfavorable currency, increased by 23.6%, mainly driven by a favorable pricing variance, partly offset by unfavorable volume/mix, mainly due to Indonesia, partly offset by Pakistan and Thailand, and higher manufacturing and marketing, administration and research costs.
Adjusted operating income margin, excluding currency, increased by 3.9 points to 38.2%, reflecting the factors mentioned above, as detailed on Schedule 7.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,222	$ 1,211	0.9%	10.3%	11	(114)	147	(22)	—

Operating Income	$ 423	$ 414	2.2%	14.3%	9	(50)	147	(36)	(52)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 423	$ 414	2.2%	14.3%	9	(50)	147	(36)	(52)

Adjusted Operating Income Margin	34.6%	34.2%	0.4pp	1.2pp
Net revenues, excluding unfavorable currency, increased by 10.3%, reflecting: a favorable pricing variance, driven principally by Indonesia and the Philippines, partly offset by unfavorable volume/mix largely due to unfavorable mix in Indonesia, partly offset by favorable volume in Thailand.
Operating income, excluding unfavorable currency, increased by 14.3%, mainly reflecting: a favorable pricing variance; partly offset by unfavorable volume/mix, mainly due to Indonesia, partly offset by Thailand, and higher manufacturing costs and marketing, administration and research costs, partly due to the Philippines.

- -19 -

Adjusted operating income margin, excluding currency, increased by 1.2 points to 35.4%, reflecting the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	47,623	46,945	1.4%	178,469	171,600	4.0%
Heated Tobacco Units	—	—	—%	—	—	—%
Total South & Southeast Asia	47,623	46,945	1.4%	178,469	171,600	4.0%
Full-Year
The estimated total market in South & Southeast Asia increased by 1.8% to 756.7 billion units, notably driven by:

•
Pakistan, up by 31.2% or approximately 14.1 billion units, notably reflecting an increase in the duty-paid market driven by a reduction in the prevalence of illicit trade. Excluding the net impact of estimated trade inventory movements, the total market was up by 17.7%;

partly offset by

•	the Philippines, down by 2.2%, primarily reflecting the impact of excise tax-driven retail price increases; and

•	Thailand, down by 2.7%, primarily reflecting the impact of excise tax-driven price increases.

PMI's Regional market share increased by 0.4 points to 23.5%.
PMI's total shipment volume increased by 4.0% to 178.5 billion units, notably driven by:

•	Pakistan, up by 27.0%, reflecting the higher total market, partly offset by lower market share;

•	the Philippines, up by 1.1%, mainly reflecting higher market share, driven by Marlboro and Fortune, partly offset by a lower total market; and

•	Thailand, up by 67.1%, mainly reflecting higher market share driven by the price repositioning of the L&M 7.1 variant in 2017 and its subsequent distribution expansion during 2018.

Fourth-Quarter
The estimated total market in South & Southeast Asia increased, notably driven by:

•
Pakistan, up by 4.5% or approximately 0.6 billion units, reflecting the same factors as for the full year. Excluding the net impact of estimated trade inventory movements, the total market was up by 2.5%; and

•	Thailand, up by 26.8%, primarily reflecting a favorable comparison to the fourth quarter of 2017 that was unfavorably impacted by excise tax reform.
PMI's total shipment volume increased by 1.4% to 47.6 billion units, notably driven by:

•	the Philippines, up by 1.2%, mainly reflecting higher market share, notably of Fortune, benefiting from narrowed retail price gaps in the low price segment; and

•	Thailand, up by 76.0%, mainly reflecting a higher total market and higher market share, driven by the same factors as for the full year;
partly offset by

•	Pakistan, down by 7.8%, mainly reflecting lower market share, disproportionately impacted by the estimated trade inventory movements mentioned above, partly offset by a higher total market.

- -20 -

EAST ASIA & AUSTRALIA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 5,580	$ 6,373	(12.4)%	(13.4)%	(793)	62	55	(910)	—

Operating Income	$ 1,851	$ 2,608	(29.0)%	(28.9)%	(757)	(2)	55	(704)	(106)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,851	$ 2,608	(29.0)%	(28.9)%	(757)	(2)	55	(704)	(106)

Adjusted Operating Income Margin	33.2%	40.9%	(7.7)pp	(7.3)pp
Net revenues, excluding favorable currency, decreased by 13.4%, reflecting an unfavorable volume/mix, substantially due to Japan, primarily related to the net impact of estimated distributor inventory movements described below, as well as Australia, partly offset by favorable heated tobacco unit volume in Korea. The unfavorable volume/mix was partly offset by a favorable pricing variance, driven by: Australia and Japan; partly offset by Korea, mainly due to higher excise tax.
Operating income, excluding unfavorable currency, decreased by 28.9%, mainly reflecting: unfavorable volume/mix, substantially due to Japan, as well as Australia, partly offset by favorable heated tobacco unit volume in Korea; and higher marketing, administration and research costs, primarily related to investments behind reduced-risk products. These unfavorable variances were partly offset by a favorable pricing variance, as well as favorable manufacturing costs related to Japan.
Adjusted operating income margin, excluding currency, decreased by 7.3 points to 33.6%, reflecting the factors mentioned above, as detailed on Schedule 7.

- -21 -

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,345	$ 2,224	(39.5)%	(37.9)%	(879)	(37)	(10)	(832)	—

Operating Income	$ 412	$ 978	(57.9)%	(57.2)%	(566)	(7)	(10)	(542)	(7)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 412	$ 978	(57.9)%	(57.2)%	(566)	(7)	(10)	(542)	(7)

Adjusted Operating Income Margin	30.6%	44.0%	(13.4)pp	(13.7)pp
Net revenues, excluding unfavorable currency, decreased by 37.9%, reflecting: an unfavorable volume/mix, substantially due to heated tobacco unit volume in Japan, resulting from the net impact of estimated distributor inventory movements described below, as well as Australia, partly offset by favorable heated tobacco unit volume in Korea.
Operating income, excluding unfavorable currency, decreased by 57.2%, mainly reflecting unfavorable volume/mix, substantially due to Japan, as well as Australia, partly offset by favorable heated tobacco unit volume in Korea.
Adjusted operating income margin, excluding currency, decreased by 13.7 points to 30.3%, reflecting the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	12,772	14,289	(10.6)%	56,163	62,653	(10.4)%
Heated Tobacco Units	7,111	14,032	(49.3)%	26,866	32,729	(17.9)%
Total East Asia & Australia	19,883	28,321	(29.8)%	83,029	95,382	(13.0)%
Full-Year
The estimated total market in East Asia & Australia, excluding China, decreased by 3.4% to 311.5 billion units, notably due to:

•	Australia, down by 8.4%, primarily reflecting the impact of excise tax-driven retail price increases;

•	Japan, down by 2.4%, or down by 2.8% excluding the impact of estimated trade and consumer inventory movements following the October 1 excise tax-driven retail price increases;

•	Korea, down by 1.5%, or by 2.2% excluding the net impact of estimated trade inventory movements, partly related to the implementation of graphic health warnings in December 2018; and

•	Taiwan, down by 13.5%, or by 12.7% excluding the net impact of estimated trade inventory movements, mainly due to excise tax-driven retail price increases in 2017.

PMI's Regional market share, excluding China, increased by 2.0 points to 27.4%.

- -22 -

PMI's total shipment volume decreased by 13.0% to 83.0 billion units, due to lower cigarette shipment volume, principally in Japan and Korea, and lower heated tobacco unit shipment volume in Japan, reflecting the net impact of estimated distributor inventory movements, partly offset by higher heated tobacco unit shipment volume in Korea.
Excluding the net impact of an estimated 15.5 billion units of total distributor inventory movements, primarily due to Japan, reflecting net unfavorable heated tobacco unit inventory movements of approximately 17.3 billion units, partly offset by net favorable cigarette inventory movements of approximately 1.8 billion units, PMI's total shipment volume increased by 3.7%.
PMI's total shipment volume in Japan was down by 21.0%. Excluding the net impact of estimated distributor inventory movements of approximately 15.6 billion units, PMI's total shipment volume in Japan was up by 3.1%, reflecting an increase of heated tobacco unit volume of 40.3%, partly offset by a decline of cigarette volume of 15.8%.

Fourth-Quarter
The estimated total market in East Asia & Australia, excluding China, decreased, notably driven by:

•	Australia, down by 14.6%, primarily reflecting the same factors as for the full year; and

•
Japan, down by 14.9%, mainly reflecting the net impact of estimated trade and consumer inventory movements, primarily in the fourth quarter of 2018 following the October 1 excise tax-driven retail price increases. Excluding these net inventory movements, the estimated total market decreased by 4.0%;

partly offset by

•
Korea, up by 4.7%, mainly reflecting a favorable comparison with the fourth quarter of 2017 that was impacted by the reversal of trade inventory movements ahead of public holidays in the fourth quarter of 2017. Excluding net estimated trade inventory movements, the estimated total market decreased by 1.9%; and

•
Taiwan, up by 43.7%, primarily reflecting a favorable comparison with the fourth quarter of 2017 that was impacted by the reversal of estimated trade inventory movements following the excise tax-driven retail price increases in June 2017. Excluding net estimated inventory movements, the total estimated market increased by 0.7%.

PMI's total shipment volume decreased by 29.8% to 19.9 billion units, due to lower cigarette shipment volume, notably in Japan and Korea, and lower heated tobacco unit shipment volume in Japan, reflecting the net impact of estimated distributor inventory movements, partly offset by higher heated tobacco unit shipment volume in Korea that also benefited from the estimated trade inventory movements described above.
Excluding the net impact of an estimated 6.3 billion units of total distributor inventory movements, primarily due to Japan, reflecting net unfavorable heated tobacco unit inventory movements of approximately 7.1 billion units, partly offset by net favorable cigarette inventory movements of approximately 0.8 billion units, PMI's total shipment volume decreased by 9.9%.
PMI's total shipment volume in Japan was down by 40.8%. Excluding the net impact of estimated distributor inventory movements of approximately 6.3 billion units, PMI's total shipment volume in Japan decreased by 15.5%, reflecting a decrease of heated tobacco unit volume of 7.0%, together with a decline of cigarette volume of 21.5%.

- -23 -

LATIN AMERICA & CANADA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,056	$ 2,941	3.9%	7.3%	115	(99)	332	(118)	—

Operating Income	$ 1,145	$ 997	14.8%	18.1%	148	(32)	332	(111)	(41)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,145	$ 997	14.8%	18.1%	148	(32)	332	(111)	(41)

Adjusted Operating Income Margin	37.5%	33.9%	3.6pp	3.4pp
Net revenues, excluding unfavorable currency, increased by 7.3%, reflecting a favorable pricing variance across the Region, notably in Argentina, Canada and Mexico, partly offset by unfavorable volume/mix, mainly due to Argentina and Canada.
Operating income, excluding unfavorable currency, increased by 18.1%, largely reflecting a favorable pricing variance, partly offset by: unfavorable volume/mix, mainly in Argentina and Canada, as well as higher marketing, administration and research costs, primarily related to increased investment behind reduced-risk products in the Region, coupled with an unfavorable comparison to 2017 related to the sale of assets, primarily in the Dominican Republic.
Adjusted operating income margin, excluding currency, increased by 3.4 points to 37.3%, principally driven by the factors mentioned above, as detailed on Schedule 7.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 788	$ 831	(5.2)%	(0.7)%	(43)	(37)	38	(44)	—

Operating Income	$ 279	$ 293	(4.8)%	(1.0)%	(14)	(11)	38	(44)	3
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 279	$ 293	(4.8)%	(1.0)%	(14)	(11)	38	(44)	3

Adjusted Operating Income Margin	35.4%	35.3%	0.1pp	(0.1)pp
Net revenues, excluding unfavorable currency, decreased by 0.7%, reflecting: unfavorable volume/mix, mainly due to Canada, partly offset by a favorable pricing variance, notably in Canada and Mexico, partly offset by Argentina, partially reflecting the adoption of highly inflationary accounting.
Operating income, excluding unfavorable currency, decreased by 1.0%, reflecting: unfavorable volume/mix, mainly in Canada, partly offset by a favorable pricing variance.

- -24 -

Adjusted operating income margin, excluding currency, decreased by 0.1 point to 35.2%, principally driven by the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	21,909	22,922	(4.4)%	80,738	84,223	(4.1)%
Heated Tobacco Units	49	15	+100.0%	147	27	+100.0%
Total Latin America & Canada	21,958	22,937	(4.3)%	80,885	84,250	(4.0)%
Full-Year
The estimated total market in Latin America & Canada decreased by 4.8% to 202.7 billion units, primarily due to the impact of cumulative price increases in Argentina, down by 3.2%, Brazil, down by 6.2%, Canada, down by 5.1% and Colombia, down by 12.1%, where excise tax reform drove an approximate 25% increase in retail prices in January 2018.

PMI's Regional market share increased by 0.4 points to 40.0%.
PMI's total shipment volume decreased by 4.0% to 80.9 billion units, notably due to:

•	Argentina, down by 4.6%, reflecting the lower total market and lower market share; and

•	Colombia, down by 11.0%, reflecting the lower total market.

Fourth-Quarter
The estimated total market in Latin America & Canada decreased, notably due to:

•	Canada, down by 6.6%, primarily reflecting the same factor as for the full year; and

•	Colombia, down by 15.4%, primarily reflecting the same factor as for the full year.

PMI's total shipment volume decreased by 4.3% to 22.0 billion units, mainly due to:

•	Argentina, down by 3.1%, reflecting the lower total market and lower market share;

•	Canada, down by 6.8%, reflecting the lower total market;

•	Colombia, down by 19.2%, reflecting the lower total market; and

•	Venezuela, down by 78.6%, reflecting the lower total market and lower market share;
partly offset by

•	Brazil, up by 7.5%, reflecting higher market share, driven by Chesterfield.

- -25 -

Philip Morris International: Building a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heated tobacco and nicotine-containing vapor products. As of December 31, 2018, PMI estimates that approximately 6.6 million adult smokers around the world have already stopped smoking and switched to PMI’s heated tobacco product, which is currently available for sale in 44 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2018. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

- -26 -

Key Terms, Definitions and Explanatory Notes
General

•	"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

•	Comparisons are made to the same prior-year period unless otherwise stated.

•	Unless otherwise stated, references to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units.

•	Key market data regarding total market size, PMI shipments and market share can be found in Appendixes 1 and 2 provided with this press release.

•
References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the United States, total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.

•	"OTP" is defined as "other tobacco products," primarily roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos, and does not include reduced-risk products.

•	"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.

•	In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.

•	"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.

•
Effective January 1, 2018, PMI began managing its business in six reporting segments as follows: the European Union Region (EU); the Eastern Europe Region (EE); the Middle East & Africa Region (ME&A), which includes PMI Duty Free; the South & Southeast Asia Region (S&SA); the East Asia & Australia Region (EA&A); and the Latin America & Canada Region (LA&C).

•	"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.

•	"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).

•
From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements improves the comparability of performance and trends for these measures over different reporting periods.

•	"OECD" is defined as Organisation for Economic Co-operation and Development.
Financial

•
Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
Net revenues related to RRPs represent the sale of heated tobacco units, IQOS devices and related accessories, and other nicotine-containing products, primarily e-vapor products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
PMI has adopted Accounting Standard Update ASU 2014-09 "Revenue from Contracts with Customers" as of January 1, 2018 on a retrospective basis. PMI made an accounting policy election to exclude excise taxes collected from customers from the measurement of the transaction price, thereby presenting revenues, net of

- -27 -

excise taxes in all periods. The underlying principles of the new standard, relating to the measurement of revenue and the timing of recognition, are closely aligned with PMI's current business model and practices.

•
PMI adopted Accounting Standard Update ASU 2017-07 "Compensation - Retirement Benefits" as of January 1, 2018 on a retrospective basis. Previously, total pension and other employee benefit costs were included in operating income. Beginning January 1, 2018, only the service cost component is required to be shown in operating income, while all other cost components are presented in a new line item “pension and other employee benefit costs" below operating income.

•
Prior to 2018, management evaluated business segment performance, and allocated resources, based on operating companies income, or OCI. Effective January 1, 2018, management began evaluating business segment performance, and allocating resources, based on operating income, or OI.

•
"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of IQOS devices produced by third-party electronics manufacturing service providers.  Estimated costs associated with IQOS warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.

•
"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.

•
"Cost/Other" in the Financial Summary table of total PMI and the six reporting segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs; asset impairment and exit costs; and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.

•	"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by net revenues.

•
"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.

•	"Net debt" is defined as total debt, less cash and cash equivalents.

•
Management reviews net revenues, OI, OI margins, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items.

•
Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.

•
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see the relevant schedules provided with this press release.

Reduced-Risk Products

•
"Reduced-risk products," or "RRPs," is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.  PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. Because PMI's RRPs do not burn tobacco, they produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.

•	The IQOS heat-not-burn device is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.

•
"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which for PMI include the company's HEETS, HEETS Marlboro and HEETS FROM MARLBORO, defined collectively as HEETS, as well as Marlboro HeatSticks and Parliament HeatSticks.

- -28 -

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

	Quarters Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	pp Change	2018	2017	pp Change

European Union
France	9.8	10.5	(6.3)	4.4	4.7	(5.4)	4.4	4.7	(5.4)	—	—	—	46.3	44.3	2.0	0.2	0.1	0.1
Germany	19.0	19.2	(0.9)	7.5	7.6	(0.7)	7.4	7.5	(2.1)	0.1	—	—	39.4	39.4	—	0.8	0.2	0.6
Italy	16.9	16.7	1.4	8.7	9.0	(4.1)	8.1	8.7	(7.7)	0.6	0.3	+100	52.0	52.6	(0.6)	3.3	1.2	2.1
Poland	10.1	9.4	7.1	4.2	4.1	1.7	4.0	4.0	(0.5)	0.1	0.1	+100	41.3	43.4	(2.1)	1.5	0.6	0.9
Spain	10.9	10.8	0.5	3.0	3.3	(9.0)	3.0	3.3	(9.3)	0.1	—	—	31.8	32.0	(0.2)	0.5	0.2	0.3

Eastern Europe
Russia	61.2	66.5	(8.0)	19.3	19.1	1.3	17.5	18.9	(7.4)	1.8	0.2	+100	29.8	27.8	2.0	1.8	0.2	1.6

Middle East & Africa
Saudi Arabia	5.4	6.0	(9.4)	2.1	1.7	24.6	2.1	1.7	24.6	—	—	—	42.7	35.2	7.5	—	—	—
Turkey	30.3	28.5	6.4	14.1	13.6	4.3	14.1	13.6	4.3	—	—	—	46.6	47.5	(0.9)	—	—	—

South & Southeast Asia
Indonesia	82.1	81.5	0.8	26.9	26.9	—	26.9	26.9	—	—	—	—	32.7	33.0	(0.3)	—	—	—
Philippines	20.6	20.7	(0.2)	14.5	14.3	1.2	14.5	14.3	1.2	—	—	—	70.3	69.3	1.0	—	—	—

East Asia & Australia
Australia	3.1	3.7	(14.6)	1.0	1.2	(16.6)	1.0	1.2	(16.6)	—	—	—	31.0	31.7	(0.7)	—	—	—
Japan	36.9	43.4	(14.9)	12.3	20.8	(40.8)	6.7	7.7	(13.2)	5.7	13.1	(56.9)	33.0	33.2	(0.2)	15.2	13.9	1.3
Korea	17.1	16.4	4.7	4.3	4.0	7.7	2.8	3.1	(7.7)	1.4	0.9	60.6	25.3	24.4	0.9	8.5	5.5	3.0

Latin America & Canada
Argentina	9.1	9.2	(0.6)	6.6	6.9	(3.1)	6.6	6.9	(3.1)	—	—	—	72.7	74.6	(1.9)	—	—	—
Canada	6.2	6.6	(6.6)	2.3	2.5	(6.8)	2.3	2.5	(7.1)	—	—	—	37.3	37.4	(0.1)	0.1	0.1	—
Mexico	10.1	10.2	(0.5)	7.3	7.3	0.3	7.3	7.3	0.3	—	—	—	71.8	71.3	0.5	—	—	—

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

	Years Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	pp Change	2018	2017	pp Change

European Union
France	40.9	45.1	(9.2)	18.5	19.7	(6.4)	18.4	19.7	(6.4)	—	—	—	45.5	43.5	2.0	0.1	—	0.1
Germany	75.2	76.9	(2.2)	28.1	28.6	(1.8)	27.7	28.5	(2.8)	0.4	0.1	+100	37.3	37.2	0.1	0.5	0.2	0.3
Italy	69.0	69.8	(1.3)	35.2	36.8	(4.1)	33.5	36.1	(7.0)	1.7	0.7	+100	51.8	52.2	(0.4)	2.2	0.7	1.5
Poland	43.2	41.7	3.7	17.9	17.8	0.9	17.6	17.7	(0.6)	0.4	0.1	+100	41.5	42.7	(1.2)	0.9	0.2	0.7
Spain	45.0	45.0	—	14.1	14.5	(2.6)	13.9	14.4	(3.2)	0.2	0.1	77.8	32.1	32.3	(0.2)	0.4	0.1	0.3

Eastern Europe
Russia	238.1	260.0	(8.4)	68.0	72.4	(6.1)	64.6	72.1	(10.4)	3.4	0.3	+100	28.4	27.8	0.6	1.0	0.1	0.9

Middle East & Africa
Saudi Arabia	20.6	26.1	(21.1)	7.4	10.9	(32.5)	7.4	10.9	(32.5)	—	—	—	41.5	45.2	(3.7)	—	—	—
Turkey	118.5	106.2	11.6	55.0	49.6	10.8	55.0	49.6	10.8	—	—	—	46.4	46.7	(0.3)	—	—	—

South & Southeast Asia
Indonesia	307.0	307.4	(0.1)	101.4	101.3	0.1	101.4	101.3	0.1	—	—	—	33.0	33.0	—	—	—	—
Philippines	73.2	74.9	(2.2)	51.2	50.6	1.1	51.2	50.6	1.1	—	—	—	69.9	67.6	2.3	—	—	—

East Asia & Australia
Australia	12.8	13.9	(8.4)	3.8	4.3	(11.2)	3.8	4.3	(11.2)	—	—	—	29.7	30.6	(0.9)	—	—	—
Japan	167.3	171.5	(2.4)	52.3	66.1	(21.0)	30.8	34.9	(11.6)	21.4	31.3	(31.5)	34.0	32.1	1.9	15.5	10.8	4.7
Korea	69.5	70.6	(1.5)	17.4	14.9	16.5	12.0	13.5	(11.2)	5.4	1.4	+100	25.0	21.2	3.8	7.8	2.0	5.8

Latin America & Canada
Argentina	35.0	36.2	(3.2)	25.8	27.0	(4.6)	25.8	27.0	(4.6)	—	—	—	73.7	74.7	(1.0)	—	—	—
Canada	23.4	24.6	(5.1)	8.9	9.3	(4.0)	8.9	9.3	(4.2)	—	—	—	38.1	37.3	0.8	0.1	—	0.1
Mexico	35.5	35.8	(0.6)	24.2	24.4	(0.8)	24.2	24.4	(0.8)	—	—	—	68.0	68.1	(0.1)	—	—	—

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units

				Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Quarters Ended		Diluted EPS	Years Ended
December 31,			December 31,
$1.23		2018 Diluted Earnings Per Share (1)	$5.08
$0.44		2017 Diluted Earnings Per Share (1)	$3.88
$0.79		Change	$1.20
+100%		% Change	30.9%

		Reconciliation:
$0.44		2017 Diluted Earnings Per Share (1)	$3.88
—		2017 Asset impairment and exit costs	—
0.88		2017 Tax items	0.84
—		2018 Asset impairment and exit costs	—
(0.02)		2018 Tax items	(0.02)
(0.09)		Currency	(0.11)
0.06		Interest	0.13
0.16		Change in tax rate	0.40
(0.20)		Operations (2)	(0.04)
$1.23		2018 Diluted Earnings Per Share (1)	$5.08

(1) Basic and diluted EPS were calculated using the following (in millions):

Quarters Ended			Years Ended
December 31,			December 31,
2018	2017		2018	2017
$ 1,910	$ 694	Net Earnings attributable to PMI	$ 7,911	$ 6,035
3	4	Less distributed and undistributed earnings attributable to share-based payment awards	16	14
$ 1,907	$ 690	Net Earnings for basic and diluted EPS	$ 7,895	$ 6,021

1,555	1,553	Weighted-average shares for basic EPS	1,555	1,552
—	1	Plus Contingently Issuable Performance Stock Units	—	1
1,555	1,554	Weighted-average shares for diluted EPS	1,555	1,553

(2) Includes the impact of shares outstanding and share-based payments

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2018	2017	% Change		2018	2017	% Change
$ 1.23	$ 0.44	+100%	Reported Diluted EPS	$ 5.08	$ 3.88	30.9%
(0.09)			Currency	(0.11)
$ 1.32	$ 0.44	+100%	Reported Diluted EPS, excluding Currency	$ 5.19	$ 3.88	33.8%

Quarters Ended December 31,				Years Ended December 31,
2018	2017	% Change		2018	2017	% Change
$ 1.23	$ 0.44	+100%	Reported Diluted EPS	$ 5.08	$ 3.88	30.9%
—	—		Asset impairment and exit costs	—	—
0.02	0.88		Tax items	0.02	0.84
$ 1.25	$ 1.32	(5.3)%	Adjusted Diluted EPS	$ 5.10	$ 4.72	8.1%
(0.09)			Currency	(0.11)
$ 1.34	$ 1.32	1.5%	Adjusted Diluted EPS, excluding Currency	$ 5.21	$ 4.72	10.4%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended December 31,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2018					Combustible Products	2017	% Change
$ 2,051	$ (57)	$ 2,108	—	$ 2,108	European Union	$ 2,140	(4.1)%	(1.5)%	(1.5)%
671	(74)	745	—	745	Eastern Europe	756	(11.3)%	(1.5)%	(1.5)%
919	(110)	1,029	—	1,029	Middle East & Africa	923	(0.4)%	11.5%	11.5%
1,222	(114)	1,336	—	1,336	South & Southeast Asia	1,211	0.9%	10.3%	10.3%
726	(12)	738	—	738	East Asia & Australia	793	(8.4)%	(6.9)%	(6.9)%
783	(37)	820	—	820	Latin America & Canada	828	(5.4)%	(0.9)%	(0.9)%
$ 6,373	$ (404)	$ 6,777	—	$ 6,777	Total Combustible	$ 6,651	(4.2)%	1.9%	1.9%

2018					Reduced-Risk Products	2017	% Change
$ 289	$ (7)	$ 296	—	$ 296	European Union	$ 124	+100%	+100%	+100%
145	(18)	163	—	163	Eastern Europe	36	+100%	+100%	+100%
69	—	69	—	69	Middle East & Africa	49	40.2%	40.8%	40.8%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
619	(25)	644	—	644	East Asia & Australia	1,432	(56.8)%	(55.0)%	(55.0)%
5	—	5	—	5	Latin America & Canada	3	74.1%	82.0%	82.0%
$ 1,126	$ (50)	$ 1,176	—	$ 1,176	Total RRPs	$ 1,643	(31.5)%	(28.4)%	(28.4)%

2018					PMI	2017	% Change
$ 2,340	$ (64)	$ 2,404	—	$ 2,404	European Union	$ 2,264	3.4%	6.2%	6.2%
816	(92)	908	—	908	Eastern Europe	793	2.9%	14.5%	14.5%
988	(110)	1,098	—	1,098	Middle East & Africa	971	1.8%	13.1%	13.1%
1,222	(114)	1,336	—	1,336	South & Southeast Asia	1,211	0.9%	10.3%	10.3%
1,345	(37)	1,382	—	1,382	East Asia & Australia	2,224	(39.5)%	(37.9)%	(37.9)%
788	(37)	825	—	825	Latin America & Canada	831	(5.2)%	(0.7)%	(0.7)%
$ 7,499	$ (454)	$ 7,953	—	$ 7,953	Total PMI	$ 8,294	(9.6)%	(4.1)%	(4.1)%

Note: Sum of product categories or Regions might not foot to total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million.

								Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Years Ended December 31,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2018					Combustible Products	2017	% Change
$ 8,433	$ 453	$ 7,980	—	$ 7,980	European Union	$ 8,048	4.8%	(0.9)%	(0.9)%
2,597	(96)	2,693	—	2,693	Eastern Europe	2,657	(2.2)%	1.4%	1.4%
3,732	(197)	3,929	—	3,929	Middle East & Africa	3,893	(4.1)%	0.9%	0.9%
4,656	(244)	4,900	—	4,900	South & Southeast Asia	4,417	5.4%	10.9%	10.9%
3,074	29	3,044	—	3,044	East Asia & Australia	3,156	(2.6)%	(3.5)%	(3.5)%
3,037	(99)	3,136	—	3,136	Latin America & Canada	2,937	3.4%	6.8%	6.8%
$ 25,529	$ (154)	$ 25,683	—	$ 25,683	Total Combustible	$ 25,107	1.7%	2.3%	2.3%

2018					Reduced-Risk Products	2017	% Change
$ 865	$ 36	$ 829	—	$ 829	European Union	$ 269	+100%	+100%	+100%
324	(22)	346	—	346	Eastern Europe	55	+100%	+100%	+100%
382	4	378	—	378	Middle East & Africa	94	+100%	+100%	+100%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
2,506	33	2,474	—	2,474	East Asia & Australia	3,218	(22.1)%	(23.1)%	(23.1)%
19	—	19	—	19	Latin America & Canada	4	+100%	+100%	+100%
$ 4,096	$ 51	$ 4,045	—	$ 4,045	Total RRPs	$ 3,640	12.5%	11.1%	11.1%

2018					PMI	2017	% Change
$ 9,298	$ 489	$ 8,809	—	$ 8,809	European Union	$ 8,318	11.8%	5.9%	5.9%
2,921	(118)	3,039	—	3,039	Eastern Europe	2,711	7.7%	12.1%	12.1%
4,114	(193)	4,307	—	4,307	Middle East & Africa	3,988	3.2%	8.0%	8.0%
4,656	(244)	4,900	—	4,900	South & Southeast Asia	4,417	5.4%	10.9%	10.9%
5,580	62	5,518	—	5,518	East Asia & Australia	6,373	(12.4)%	(13.4)%	(13.4)%
3,056	(99)	3,155	—	3,155	Latin America & Canada	2,941	3.9%	7.3%	7.3%
$ 29,625	$ (103)	$ 29,728	—	$ 29,728	Total PMI	$ 28,748	3.1%	3.4%	3.4%

Note: Sum of product categories or Regions might not foot to total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million.

								Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income	Total	Excluding Currency	Excluding Currency & Acquisitions

2018					Quarters Ended December 31,	2017	% Change
$ 1,009	$ 10	$ 999	—	$ 999	European Union	$ 974	3.6%	2.6%	2.6%
220	(32)	252	—	252	Eastern Europe	260	(15.4)%	(3.1)%	(3.1)%
359	(120)	479	—	479	Middle East & Africa	421	(14.7)%	13.8%	13.8%
423	(50)	473	—	473	South & Southeast Asia	414	2.2%	14.3%	14.3%
412	(7)	419	—	419	East Asia & Australia	978	(57.9)%	(57.2)%	(57.2)%
279	(11)	290	—	290	Latin America & Canada	293	(4.8)%	(1.0)%	(1.0)%
$ 2,702	$ (210)	$ 2,912	—	$ 2,912	Total PMI	$ 3,340	(19.1)%	(12.8)%	(12.8)%

2018					Years Ended December 31,	2017	% Change
$ 4,105	$ 308	$ 3,797	—	$ 3,797	European Union	$ 3,691	11.2%	2.9%	2.9%
902	(101)	1,003	—	1,003	Eastern Europe	887	1.7%	13.1%	13.1%
1,627	(263)	1,890	—	1,890	Middle East & Africa	1,884	(13.6)%	0.3%	0.3%
1,747	(124)	1,871	—	1,871	South & Southeast Asia	1,514	15.4%	23.6%	23.6%
1,851	(2)	1,853	—	1,853	East Asia & Australia	2,608	(29.0)%	(28.9)%	(28.9)%
1,145	(32)	1,177	—	1,177	Latin America & Canada	997	14.8%	18.1%	18.1%
$ 11,377	$ (214)	$ 11,591	—	$ 11,591	Total PMI	$ 11,581	(1.8)%	0.1%	0.1%

												Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2018							Quarters Ended December 31,	2017			% Change
$ 1,009	—	$ 1,009	$ 10	$ 999	—	$ 999	European Union	$ 974	—	$ 974	3.6%	2.6%	2.6%
220	—	220	(32)	252	—	252	Eastern Europe	260	—	260	(15.4)%	(3.1)%	(3.1)%
359	—	359	(120)	479	—	479	Middle East & Africa	421	—	421	(14.7)%	13.8%	13.8%
423	—	423	(50)	473	—	473	South & Southeast Asia	414	—	414	2.2%	14.3%	14.3%
412	—	412	(7)	419	—	419	East Asia & Australia	978	—	978	(57.9)%	(57.2)%	(57.2)%
279	—	279	(11)	290	—	290	Latin America & Canada	293	—	293	(4.8)%	(1.0)%	(1.0)%
$ 2,702	—	$ 2,702	$ (210)	$ 2,912	—	$ 2,912	Total PMI	$ 3,340	—	$ 3,340	(19.1)%	(12.8)%	(12.8)%

2018							Years Ended December 31,	2017			% Change
$ 4,105	—	$ 4,105	$ 308	$ 3,797	—	$ 3,797	European Union	$ 3,691	—	$ 3,691	11.2%	2.9%	2.9%
902	—	902	(101)	1,003	—	1,003	Eastern Europe	887	—	887	1.7%	13.1%	13.1%
1,627	—	1,627	(263)	1,890	—	1,890	Middle East & Africa	1,884	—	1,884	(13.6)%	0.3%	0.3%
1,747	—	1,747	(124)	1,871	—	1,871	South & Southeast Asia	1,514	—	1,514	15.4%	23.6%	23.6%
1,851	—	1,851	(2)	1,853	—	1,853	East Asia & Australia	2,608	—	2,608	(29.0)%	(28.9)%	(28.9)%
1,145	—	1,145	(32)	1,177	—	1,177	Latin America & Canada	997	—	997	14.8%	18.1%	18.1%
$ 11,377	—	$ 11,377	$ (214)	$ 11,591	—	$ 11,591	Total PMI	$ 11,581	—	$ 11,581	(1.8)%	0.1%	0.1%

														Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2018									Quarters Ended December 31,	2017			% Points Change
$ 1,009	$ 2,340	43.1%	$ 999	$ 2,404	41.6%	$ 999	$ 2,404	41.6%	European Union	$ 974	$ 2,264	43.0%	0.1	(1.4)	(1.4)
220	816	27.0%	252	908	27.8%	252	908	27.8%	Eastern Europe	260	793	32.8%	(5.8)	(5.0)	(5.0)
359	988	36.3%	479	1,098	43.6%	479	1,098	43.6%	Middle East & Africa	421	971	43.4%	(7.1)	0.2	0.2
423	1,222	34.6%	473	1,336	35.4%	473	1,336	35.4%	South & Southeast Asia	414	1,211	34.2%	0.4	1.2	1.2
412	1,345	30.6%	419	1,382	30.3%	419	1,382	30.3%	East Asia & Australia	978	2,224	44.0%	(13.4)	(13.7)	(13.7)
279	788	35.4%	290	825	35.2%	290	825	35.2%	Latin America & Canada	293	831	35.3%	0.1	(0.1)	(0.1)
$ 2,702	$ 7,499	36.0%	$ 2,912	$ 7,953	36.6%	$ 2,912	$ 7,953	36.6%	Total PMI	$ 3,340	$ 8,294	40.3%	(4.3)	(3.7)	(3.7)

2018									Years Ended December 31,	2017			% Points Change
$ 4,105	$ 9,298	44.1%	$ 3,797	$ 8,809	43.1%	$ 3,797	$ 8,809	43.1%	European Union	$ 3,691	$ 8,318	44.4%	(0.3)	(1.3)	(1.3)
902	2,921	30.9%	1,003	3,039	33.0%	1,003	3,039	33.0%	Eastern Europe	887	2,711	32.7%	(1.8)	0.3	0.3
1,627	4,114	39.5%	1,890	4,307	43.9%	1,890	4,307	43.9%	Middle East & Africa	1,884	3,988	47.2%	(7.7)	(3.3)	(3.3)
1,747	4,656	37.5%	1,871	4,900	38.2%	1,871	4,900	38.2%	South & Southeast Asia	1,514	4,417	34.3%	3.2	3.9	3.9
1,851	5,580	33.2%	1,853	5,518	33.6%	1,853	5,518	33.6%	East Asia & Australia	2,608	6,373	40.9%	(7.7)	(7.3)	(7.3)
1,145	3,056	37.5%	1,177	3,155	37.3%	1,177	3,155	37.3%	Latin America & Canada	997	2,941	33.9%	3.6	3.4	3.4
$ 11,377	$ 29,625	38.4%	$ 11,591	$ 29,728	39.0%	$ 11,591	$ 29,728	39.0%	Total PMI	$ 11,581	$ 28,748	40.3%	(1.9)	(1.3)	(1.3)

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 6
(2) For the calculation of Net Revenues excluding currency and acquisitions refer to Schedules 3 and 4

					Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2018	2017	Change Fav./(Unfav.)		2018	2017	Change Fav./(Unfav.)
$ 19,858	$ 21,585	(8.0)%	Revenues including Excise Taxes	$ 79,823	$ 78,098	2.2%
12,359	13,291	7.0%	Excise Taxes on products	50,198	49,350	(1.7)%
7,499	8,294	(9.6)%	Net Revenues	29,625	28,748	3.1%
2,781	3,001	7.3%	Cost of sales	10,758	10,432	(3.1)%
4,718	5,293	(10.9)%	Gross profit	18,867	18,316	3.0%
1,997	1,930	(3.5)%	Marketing, administration and research costs	7,408	6,647	(11.4)%
—	—		Asset impairment and exit costs	—	—
19	23		Amortization of intangibles	82	88
2,702	3,340	(19.1)%	Operating Income	11,377	11,581	(1.8)%
125	259	51.7%	Interest expense, net	665	914	27.2%
22	22	—%	Pension and other employee benefit costs	41	78	47.4%
2,555	3,059	(16.5)%	Earnings before income taxes	10,671	10,589	0.8%
551	2,265	75.7%	Provision for income taxes	2,445	4,307	43.2%
1	(2)		Equity investments and securities (income)/loss, net	(60)	(59)
2,003	796	+100%	Net Earnings	8,286	6,341	30.7%
93	102		Net Earnings attributable to noncontrolling interests	375	306
$ 1,910	$ 694	+100%	Net Earnings attributable to PMI	$ 7,911	$ 6,035	31.1%

			Per share data (1):
$ 1.23	$ 0.44	+100%	Basic Earnings Per Share	$ 5.08	$ 3.88	30.9%
$ 1.23	$ 0.44	+100%	Diluted Earnings Per Share	$ 5.08	$ 3.88	30.9%

(1) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters and for the year ended December 31, 2018 and 2017 are shown on Schedule 1, Footnote 1.

		Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios) / (Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$6,593	$8,447
All other current assets	12,849	13,147
Property, plant and equipment, net	7,201	7,271
Goodwill	7,189	7,666
Other intangible assets, net	2,278	2,432
Investments in unconsolidated subsidiaries and equity securities	1,269	1,074
Other assets	2,422	2,931
Total assets	$39,801	$42,968

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$730	$499
Current portion of long-term debt	4,054	2,506
All other current liabilities	12,407	12,957
Long-term debt	26,975	31,334
Deferred income taxes	898	799
Other long-term liabilities	5,476	5,103
Total liabilities	50,540	53,198

Total PMI stockholders' deficit	(12,459)	(12,086)
Noncontrolling interests	1,720	1,856
Total stockholders' (deficit) equity	(10,739)	(10,230)
Total liabilities and stockholders' (deficit) equity	$39,801	$42,968

		Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended December 31, 2018	Year Ended December 31, 2017

Net Earnings	$8,286	$6,341
Equity (income)/loss in unconsolidated subsidiaries, net	(65)	(59)
Provision for income taxes	2,445	4,307
Interest expense, net	665	914
Depreciation and amortization	989	875
Asset impairment and exit costs	—	—
Adjusted EBITDA	$ 12,320	$12,378

	December 31,	December 31,
	2018	2017
Short-term borrowings	$730	$499
Current portion of long-term debt	4,054	2,506
Long-term debt	26,975	31,334
Total Debt	$31,759	$34,339
Cash and cash equivalents	6,593	8,447
Net Debt	$25,166	$25,892

Ratios:
Total Debt to Adjusted EBITDA	2.58	2.77
Net Debt to Adjusted EBITDA	2.04	2.09

						Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2018	2017	% Change		2018	2017	% Change
$ 2,422	$ 2,921	(17.1)%	Net cash provided by operating activities (1)	$ 9,478	$ 8,912	6.4%
(361)			Currency	(223)
$ 2,783	$ 2,921	(4.7)%	Net cash provided by operating activities, excluding currency	$ 9,701	$ 8,912	8.9%

(1) Operating cash flow